EXHIBIT 10.2

ALTUS PHARMACEUTICALS INC.
EXECUTIVE SEVERANCE POLICY

This document sets forth the Altus Pharmaceuticals Inc. Severance Policy (the “Policy”), effective April 30, 2009 (the “Effective Date”). The purpose of this Policy is to provide for severance payments to certain executives of Altus Pharmaceuticals Inc. (the “Company”) set forth on Schedule A (the “Executives”) upon an involuntary termination occurring within the time frame specified herein. This Policy is intended not to constitute, and shall not be construed as, an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

1. Eligibility. An Executive shall become eligible to receive a severance payment under this Policy upon the Executive’s involuntary separation from service, other than for cause. For purposes of the preceding sentence, “cause” shall mean fraud, insubordination, malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, or any breach of any employment, consulting, advisory, nondisclosure, or non-competition agreement between the Executive and the Company (in each case as determined in good faith by the Company). An Executive’s eligibility to receive a severance payment under this Policy shall be determined without regard to the Executive’s title or position with the Company on the date of his or her separation from service. For all purposes of this agreement, “separation from service” shall mean a “separation from service” (as defined at Treasury Regulations section 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulations section 1.409A-1(h)(3).

2. Conditions for Payment. In order to receive a severance payment under this Policy, an Executive must remain on the payroll of the Company until his or her scheduled separation from service date; return all property of the Company in his or her possession; execute and deliver to the Company, within forty-five (45) days of the date of his or her separation from service, the Company’s standard separation agreement and release; and not revoke the separation agreement and release during the legally required revocation period following the delivery of such agreement and release to the Company. If the day on which the revocation period is to end is a Saturday, Sunday or holiday, the period shall extend until the next following business day.

3. Amount of Payment. The severance payment payable under this Policy to an Executive who has satisfied the requirements set forth above shall be equal to (a) twelve (12) months of the Executive’s base salary (excluding reimbursements, bonuses, benefits, and amounts attributable to stock options and other non-cash compensation) on the date of the Executive’s separation from service, plus (b) the estimated cost (net of the Executive’s co-pay obligation, if any) of eighteen (18) months of COBRA continuation coverage under the Company’s health and dental insurance plans, to the same extent coverage is provided to similarly situated Company executives, but in all events on terms not less advantageous than those applicable to the Executive as of the second business day preceding the date of the Executive’s separation from service. The severance payment otherwise payable to an Executive under this Policy shall be reduced, however, by an amount corresponding to any vacation time taken by the Executive but not yet earned or accrued as of the date of the Executive’s separation from service. Moreover, if an Executive is indebted to the Company at the time of separation from service, the Company shall have the right to offset the Executive’s severance payment under this Policy by the amount of such indebtedness, except where such offset would be inconsistent with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The amount of any payment payable under this Policy shall also be reduced by the amount of any taxes required by law to be withheld.

4. Time of Payment. An Executive’s severance payment will be paid in a single lump sum promptly following the first date the Executive executes the Company’s standard separation agreement and release and such agreement and release is no longer subject to revocation. In the event an Executive dies after becoming eligible to receive a severance payment hereunder, but prior to receipt of the severance payment, the severance payment will be paid to the Executive’s spouse, if the Executive was married on the date of death, or to the Executive’s estate, if the Executive was not married, as soon as reasonably practical but in any event no later than 90 days after the death of the Executive.

5. Term of Policy. This Policy will expire on June 30, 2010 unless earlier terminated by the Company (the “Expiration Date”). No severance payments under this Policy will be provided with respect to any separation from service occurring after the Expiration Date.

6. No Contract of Employment. This Policy shall not be deemed to give any Executive or other person any right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Executive or other person at any time and for any reason.

7. Funding; Security. Severance payments under this Policy are to be paid from the general assets of the Company. Notwithstanding the foregoing, in order to avoid the need for ongoing financial coordination, or for other reasons, the Company may make such arrangements as it deems appropriate or advisable to provide security with respect to severance payments that may become payable under this Policy.

8. Indemnification. The Company shall indemnify and hold harmless any director, officer, or employee or former director, officer, or employee charged with responsibility for making severance payments pursuant to this Policy against any liability (including, without limitation, payment of attorney’s fees) which such person may incur as a result of the discharge of his or her responsibilities in good faith.

9. Nonassignability. No Executive may sell, assign, transfer, discount or otherwise anticipate any right to a severance payment under this Policy.

10. Construction. This Policy shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, Altus Pharmaceuticals Inc. has caused its duly authorized officer to execute this Policy this 30th day of April, 2009.

ALTUS PHARMACEUTICALS INC.

      /s/ Georges Gemayel—

By: Georges Gemayel Title: CEO and President

Schedule A

Executives Covered by the Policy

1. Kenneth M. Attie
2. Georges Gemayel
3. Thomas Phair
4. Jill Porter